SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2018

BIOETHICS, LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

          333-55254-41

           87-045312

(Commission File Number)

(IRS Employer Identification No.)

1661 Lakeview Circle, Ogden, Utah

 84403

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code:  801-726-3234

10161 Park Run Drive, Suite 150, Las Vegas, Nevada 84105

 (Former address and telephone)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  []

Item 5.01. Changes in Control of Registrant.

On March 9, 2018, the Registrant repurchased 105,000,000 shares of its outstanding common stock (the “Control Shares”) held by Bradly Petersen (“Mr. Petersen”), for cash of $10,000. The Control Shares had been issued by the Company to Mr. Petersen in 2014 on conversion of $105,000 in Company obligation assumed by Mr. Petersen. As a result of this transaction, Mr. Petersen no longer holds any interest in the Company, the Control shares have been cancelled so that there is now 11,000,000 issued and outstanding shares of Common Stock.

 Further, on March 8, 2018, the Company entered into a promissory note with a non-affiliated party in the amount of $43,250. The note is payable on demand and carries interest at 10% per annum.  The proceeds of promissory note were used by the Company to purchase the Control Shares held by Mr. Petersen and repay an outstanding promissory note in the principal amount of $25,000 and interest of $8,250.

Further, the authorization and  issuance of the 10,700,000 shares of the Company’s Series A Preferred Stock which was previously reported in a Form 8-K dated December 12, 2017, has been withdrawn. As a result, $107,000 in shareholder shareholder loans that were cancelled in exchange for the issuance of the Series A Preferred Stock have now been reinstated.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2018, Mark Scharmann was appointed as the sole officer and director of the Registrant, and Leanne Rodgers resigned all officer and director positions. Ms. Rodgers informed the Registrant that she has no disagreement with the Registrant requiring disclosure, after being provided the opportunity to review this Current Report before it was filed.  Mr. Scharmann’s employment history is set forth in the Registrant’s Form 10-K for the year ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 9, 2018

BIOETHICS, LTD.

By: /s/ Mark Scharmann

      Mark Scharmann

      Chief Executive Officer

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